PO Box 3395

West Palm Beach

FL   33402-3395

George M. Bachman

CFO and Treasurer

561.838-1731

FOR IMMEDIATE RELEASE

December 4, 2002

FLORIDA PUBLIC UTILITIES COMPANY AND THE CITY OF FERNANDINA BEACH SIGN AN AGREEMENT FOR THE SALE AND PURCHASE OF WATER ASSETS

West Palm Beach – FL:  Florida Public Utilities Company (AMEX:FPU) announced today that they have executed an agreement with the City of Fernandina Beach to sell the water assets of Florida Public Utilities Company to the City. The current value of the sale is approximately $24,600,000.

“The sale fits with our strategic goal of providing for customers’ energy needs,” stated John T. English, President and CEO of Florida Public Utilities Company. “We expect that this sale will assist us in concentrating on the expansion of our core energy related business and provide additional working capital for acquisitions,” continued Mr. English.

“This purchase fulfills the City’s goal to furnish quality water and sewer services to its present and future residents” stated Robert Mearns, City Manager.

Pursuant to the agreement, the due diligence period will last 45 days. At that time a decision on whether to proceed with the sale will be made by the City. If the sale proceeds, a closing date will occur by the end of March 2003. The City will retain all of the water employees for at least one year at their current pay and approximate benefits.